EXHIBIT 10.6

Form of Modification to Restricted Stock Agreement and Acknowledgment

Endurance International Group Holdings, Inc. (the “Company”) has entered into the below Form of Modification to Restricted Stock Agreement and Acknowledgment (the “Modification”) with Messrs. Bryson, LaSalvia and Mone, as well as with eight non-executive officers of the Company.

The Modification affected 106,382, 106, 381 and 106,381 unvested shares of the Company’s common stock held as of December 10, 2013 by Messrs. Bryson, LaSalvia and Mone, respectively, and an aggregate of 808,497 unvested shares of the Company’s common stock held by the eight non-executive officers as of that date.

***

Dear                             ,

We’re pleased to let you know that our Board of Directors and Compensation Committee have approved a modification to the vesting schedule of the              unvested shares of EIGI common stock that you received in respect of the WP Expedition Topco, L.P. Class B Units granted to you on February 22, 2012. Prior to this modification, these shares were scheduled to vest as to 1/3rd of the shares on each of December 21, 2013, 2014 and 2015. Now, effective December 21, 2013, the remaining 2/3rd will vest in equal monthly installments through December 21, 2015, at which time the shares will be fully vested, subject to your continuing employment with Endurance and to the other terms and conditions of your Restricted Stock Acknowledgement and Agreement dated October 24, 2013.

Morgan Stanley Stock Plan Services are scheduled to go live at the end of January. You will receive information to register and access your account at that time. The unvested shares referenced above as well as the new grants you received in conjunction with the IPO will be reflected and tracked in this account.